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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

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Skyline Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SKYLINE CORPORATION

2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 22, 2003

      NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Skyline Corporation (“Skyline”) will be held at the Emerald Room, in the Ramada Inn, 3011 Belvedere Road, Elkhart, Indiana, on Monday, September 22, 2003, at 9:00 a.m., Eastern Standard Time, for the following purposes:

          1. To elect a Board of Directors for the ensuing year, or until their successors are elected and qualify.

          2. To transact such other business as may properly come before the meeting, or any adjournment thereof.

          The Board of Directors has fixed the close of business on July 17, 2003, as the record date for the determination of shareholders entitled to notice of, and to vote at, said meeting.

By Order of the Board of Directors

Samuel S. Thompson

General Counsel and
Secretary
July 30, 2003

IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

VOTING SECURITIES
ELECTION OF DIRECTORS
Report of the Audit Committee
Audit Fees
Audit-Related Fees
Tax Fees
All Other Fees
CERTAIN OTHER BENEFICIAL OWNERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Compensation of Directors
Termination of Employment Arrangements
Compensation Committee Interlocks and Insider Participation
Report of the Governance and Compensation Committee (the “Compensation Committee”) on Executive Compensation
PERFORMANCE GRAPH
INDEPENDENT PUBLIC AUDITORS
SHAREHOLDER PROPOSALS
MISCELLANEOUS

SKYLINE CORPORATION

2520 By-Pass Road, P.O. Box 743
Elkhart, Indiana 46515
July 30, 2003

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Skyline Corporation (“Skyline”) for use at the Annual Meeting of Shareholders to be held September 22, 2003. The shares represented by properly executed proxies received prior to the meeting will be voted. If the shareholder directs in the proxy how the shares are to be voted, they will be voted accordingly. When no direction has been given by the shareholder, it is the intention of the proxies named in the proxy to vote the same in accordance with their best judgment. Any proxy given may be revoked by the shareholder at any time prior to the voting of the proxy. The approximate date on which this proxy statement and the form of proxy are first sent or given to security holders is July 30, 2003.

VOTING SECURITIES

Only shareholders of record as of the close of business on July 17, 2003, or their proxies are entitled to vote at the meeting. As of that date, Skyline had outstanding 8,391,244 shares of Common Stock having one vote per share.

ELECTION OF DIRECTORS

Each share of Common Stock is entitled to one vote, which means that the holders of more than 50% of the shares voting for the election of Directors can elect all of the Directors and approve any other matter as may properly come before the meeting if they choose to do so.

It is proposed that seven Directors be elected at the meeting, each to serve until the next Annual Meeting of Shareholders and until his successor is elected and qualifies.

It is intended that the votes authorized by the enclosed proxy will be cast for the election of the seven nominees for Directors whose names are set forth below. In the event that one or more of the nominees shall unexpectedly become unavailable for election, the votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the present Board of Directors or the Board may be reduced accordingly. All of the nominees for whom the proxies intend to vote have agreed to serve as Directors if elected.

      Information about the nominees for election as Directors and the beneficial ownership of Skyline Common Stock by directors as a group is as follows:

			Shares of Skyline
			Common Stock
		Skyline	Beneficially Owned	Percent
Name, Title, Address		Director	at July 1, 2003	of
and Principal Occupation	Age	Since	Directly or Indirectly	Class(2)

ARTHUR J. DECIO Chairman of the Board, serving in a non-executive officer and consulting capacity. Skyline Corporation 2520 By-Pass Road Elkhart, Indiana 46514 Mr. Decio is also a Director and member of the Compensation Committee of Ni Source Inc., Merrillville, Indiana (Mr. Decio was an executive officer until September 24, 2001 and Chief Executive Officer of Skyline until December 16, 1998.)	72	1959	1,477,784 (1)	17.6%

THOMAS G. DERANEK Vice Chairman and Chief Executive Officer Skyline Corporation 2520 By-Pass Road Elkhart, Indiana 46514 Mr. Deranek was elected Vice Chairman and Chief Executive Officer and a Director on September 24, 2001. He served as Chief of Staff from 1991 to 2001	67	2001	0

JERRY HAMMES 2015 West Western Avenue South Bend, Indiana 46629 President of Romy Hammes, Inc., a bank holding company and real estate investment company, South Bend, Indiana, and Chairman of Peoples Bank of Kankakee County, a bank, Bourbonnais, Illinois. Mr. Hammes is also a Director Emeritus of St. Joseph Capital Corporation, Mishawaka, Indiana	71	1986	13,000

RONALD F. KLOSKA 1329 East Woodside South Bend, Indiana 46614 Mr. Kloska currently serves Skyline in a consulting capacity. Mr. Kloska was Vice-Chairman and Chief Executive Officer of Skyline Corporation until September 24, 2001 and Mr. Kloska was Deputy Chief Executive Officer of Skyline until December 16, 1998	69	1965	28,600

			Shares of Skyline
			Common Stock
		Skyline	Beneficially Owned	Percent
Name, Title, Address		Director	at July 1, 2003	of
and Principal Occupation	Age	Since	Directly or Indirectly	Class(2)

WILLIAM H. LAWSON One Sarasota Tower, Suite 408 Sarasota, Florida 34236 Retired March 31, 2003 as Chairman of the Board, Chief Executive Officer and a Director of Franklin Electric Company, Inc., a manufacturer of electric motors, Bluffton, Indiana. Mr. Lawson is a Director of JSJ Corporation and Sentry Insurance, a Mutual Company.	66	1975	3,000

DAVID T. LINK Dean Emeritus, Notre Dame Law School, University of Notre Dame, Notre Dame, Indiana 46556 President, International Centre for Healing and the Law 9292 W. KL Avenue Kalamazoo, Michigan 49009	66	1994	600

ANDREW J. McKENNA 8338 North Austin Avenue Morton Grove, Illinois 60053 Chairman and CEO of Schwarz, a national printer, converter and distributor of packaging and promotional materials, Morton Grove, Illinois. Mr. McKenna is also a director of Click Commerce, Aon Corporation and McDonalds Corporation.	73	1971	12,300

ALL NOMINEES AND
OFFICERS AS A GROUP			1,572,464	18.7%

(1)	Includes 83,500 shares in The Arthur J. Decio Foundation, a charitable foundation, of which Mr. Decio is a trustee. Mr. Decio disclaims any beneficial interest with respect to these shares.

(2)	Less than one percent unless otherwise indicated.

Information about Board and Committee meetings is as follows:

      The Audit Committee consisted of Messrs. Hammes, McKenna, Lawson, and Link. It met nine times during the fiscal year ended May 31, 2003. The Committee meets with the accounting firm which conducts the annual audit of Skyline’s books, reviews auditors’ recommendations, reviews the independence of Skyline’s auditors and considers the range of audit and non-audit fees. It also meets with the internal audit staff and Chief Financial Officer, reviews the scope and adequacy of Skyline’s internal auditing program and reports its findings to the Board with any recommendations it considers appropriate. Skyline’s Board of Directors has adopted a written charter for the Audit Committee. The members of Skyline’s Audit Committee are all “independent” as defined in the applicable

Listing Standards. Messrs. Hammes, McKenna, Lawson, and Link are all “Audit Committee Financial Experts”.

      The Governance and Compensation Committee consisted of Messrs. McKenna, Hammes, Lawson and Link. It met one time during the last fiscal year. The Committee established compensation for the Chairman of the Board and consulted with the Chairman of the Board concerning compensation for other elected officers of the Company. The Committee also recommended to the Board the selection of nominees for election as directors, and considered the performance of incumbent directors in determining whether to nominate them for re-election.

      The Governance and Compensation Committee has been replaced by two new committees, designated The Nominating and Governance Committee and the Compensation Committee, and the former functions and responsibilities of the Governance and Compensation Committee will be addressed by the two new committees. Since these are newly formed committees whose functions were to commence in the new fiscal year, they did not meet during the last fiscal year.

      The Nominating and Governance Committee consists of Messrs. McKenna, Hammes, Lawson and Link. The Committee recommends to the Board the selection of nominees for election as directors, and considers the performance of incumbent directors in determining whether to nominate them for reelection. The Committee also develops and recommends to the Board a set of corporate governance principles applicable to the Corporation and performs other related tasks such as studying the size, committee structure or meeting frequency of the Board, making studies or recommendations regarding management succession, or similar tasks. Nominees recommended by shareholders will be considered upon their submission in writing by the shareholders to Skyline prior to the end of the fiscal year immediately preceding the next regular annual shareholders’ meeting.

      The Compensation Committee consists of Messrs. McKenna, Hammes, Lawson and Link. The functions of the Compensation Committee shall be to discharge the Board’s responsibilities relating to compensation of the Corporation’s executives and produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement, review and approve corporate goals and objectives relevant to the Chief Executive Officer compensation, evaluate Chief Executive Officer performance in light of these goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation and to make recommendations to the Board regarding incentive compensation plans, equity based plans and to undertake any similar functions.

      The Executive Committee of the Board of Directors consists of Messrs. Arthur J. Decio, McKenna, Hammes, Lawson and Link, and met eight times during the last fiscal year. This Committee exercises the powers of the Board of Directors in the management of the business affairs of Skyline, subject to the approval of the full Board of Directors at the next regular or special meeting.

      The Board of Directors met or took action six times during the last fiscal year. Every Board member was present at all Board meetings and meetings of all committees of which he was a member, except that three Board members each missed one Board meeting, and one Board member missed three committee meetings and another Board member missed one committee meeting.

Report of the Audit Committee

      The Audit Committee of Skyline’s Board of Directors has reviewed and discussed Skyline’s audited financial statements with management; has discussed with Skyline’s independent auditors PricewaterhouseCoopers LLP the matters required to be discussed by Codification of Statements on Auditing Standards, AV §380, Statement on Auditing Standards No. 61; has received from the auditors disclosures regarding the auditors’ independence as required by Independence Standards Board Standard No. 1 and has discussed with the auditors the auditors’ independence; and has, based on the review and discussions noted above, recommended to Skyline’s Board of Directors that the audited financial statements be included in Skyline’s Annual Report on Form 10-K for the fiscal year ended May 31, 2003 for filing with the Securities and Exchange Commission. Skyline’s Board of Directors has adopted a formal charter for the Audit Committee setting forth its responsibilities. A copy of the Audit Committee Charter is included as Exhibit A to this proxy statement.

Jerry Hammes
Andrew J. McKenna
William H. Lawson
David T. Link

Audit Fees

      The aggregate fees billed for professional services rendered for the audit of Skyline’s annual financial statements for the last two fiscal years ending May 31, 2002 and May 31, 2003 and the reviews of the financial statements included in Skyline’s Forms 10-Q and all services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years were $117,000 for the year ended May 31, 2002 and were $145,000 for the year ended May 31, 2003.

Audit-Related Fees

      The aggregate fees billed for professional services during the last two fiscal years for assurance and related services by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of Skyline’s financial statements, other than those reported as Audit Fees, were $15,000 for the fiscal year ended May 31, 2002 and were $15,000 for the fiscal year ended May 31, 2003.

Tax Fees

      The aggregate fees billed in each of the last two fiscal years for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advise, and tax planning were $10,000 for fiscal year ended May 31, 2002 and were $10,000 for fiscal year ended May 31, 2003. The services were the review, assistance and preparation and signing of the Corporation’s consolidated Federal tax return.

All Other Fees

      The aggregate fees billed Skyline for services by PricewaterhouseCoopers LLP, other than for services addressed under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” for each of the last two fiscal years were $0 for the fiscal year ended May 31, 2002 and were $0 for the fiscal year ended May 31, 2003.

      The Audit Committee’s preapproval policies and procedures pursuant to 17 CFR 210.2-01(c)(7)(i) requires any and all engagements must receive explicit approval by the committee after the committee has received an adequate description of the proposed engagement.

      The percentage of the services addressed under the captions “Audit-Related Fees”, “Tax Fees” and “All Other Fees” that were preapproved by the Audit Committee pursuant to 17 CFR 210.2-01(c)(7)(i) is 100%. The number of hours spent by persons other than full-time permanent employees of PricewaterhouseCoopers LLP on auditing Skyline’s financial statements for the most recent fiscal years was less than 50% of the total number of hours.

CERTAIN OTHER BENEFICIAL OWNERS

      The following person, entities or “group” as indicated are known to Skyline to own beneficially at least five percent (5%) of Skyline’s common stock or are members of management identified in the summary compensation table but who are not on Skyline’s Board. The beneficial ownership of Skyline common stock by the members of its Board and its nominees for directors is shown in the table under “Election of Directors” above.

	Shares of Skyline Common
Name and Address	Stock Beneficially Owned	Percent of
of Beneficial Owner	at July 1, 2003	Class(1)

Private Capital Management, Inc. 3003 Tamiami Trail North, 3rd Floor Naples, Florida 34103	1,464,416	17.5%

T. Rowe Price Associates Inc.(2) 100 East Pratt Street Baltimore, Maryland 21202	829,300	9.88%

Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019	552,900	6.59%

Dimensional Fund Advisors 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	521,000	6.21%

Terrence M. Decio Senior Executive Vice President 2520 Bypass Road Elkhart, Indiana 46514	30,080

William H. Murschel President and Chief Operations Officer 2520 Bypass Road Elkhart, Indiana 46514	4,000

Christopher R. Leader Vice President, Operations 2520 Bypass Road Elkhart, Indiana 46514	1,000

James R. Weigand Vice President, Finance and Treasurer and Chief Financial Officer 2520 Bypass Road Elkhart, Indiana 46514	800

   (1) Less than one percent (1%) if not specified.

   (2) T. Rowe Price Associates, Inc. (Price Associates) has informed Skyline that these securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investment and/or sole power to vote the securities and that for purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based solely on a review of forms provided to Skyline and on certain written representations, Skyline is unaware of any failure to file on a timely basis reports required by Section 16(a) of the Exchange Act by any director, officer or beneficial owner of more than ten percent of Skyline’s common stock.

EXECUTIVE COMPENSATION

      The following table sets forth all cash compensation paid during the fiscal year ended May 31, 2003 for each of the highest paid executive officers of Skyline, including the Chief Executive Officer. The table also shows for each such officer, the amounts set aside during the last fiscal year under Skyline’s Profit Sharing Plan.

			All Other
		Annual Compensation	Compensation

				(Vested
Name and Principal				Profit
Position	Year	Salary($)	Bonus($)	Sharing)

Thomas G. Deranek	2003	298,000	70,000	9,000
Vice Chairman and Chief Executive Officer;	2002	236,500	158,400	9,000
Chief of Staff until September 24, 2001	2001	155,000	45,000	9,000

William H. Murschel	2003	360,000	70,000	9,000
President and Chief Operations Officer	2002	351,500	158,400	9,000
	2001	330,000	125,400	9,000

Terrence M. Decio	2003	288,800	60,000	9,000
Senior Executive Vice-President	2002	275,000	121,000	9,000
	2001	275,000	104,500	9,000

James R. Weigand	2003	209,200	50,000	9,000
Vice President, Finance and Treasurer	2002	192,500	88,000	9,000
and Chief Financial Officer	2001	175,000	39,400	9,000

Christopher R. Leader	2003	200,000	50,000	9,000
Vice-President, Operations	2002	197,500	88,000	9,000
	2001	190,000	54,200	9,000

Compensation of Directors

       Directors who are not employees of Skyline receive an annual fee of $16,000 payable in quarterly installments and receive $500 for each Board or Committee meeting attended. Chairmen of Board Committees who are not employees of Skyline receive an additional $2,000 annually and Committee members who are not employees of Skyline receive an additional $1,500 annually payable in quarterly installments.

Termination of Employment Arrangements

       The Skyline Corporation and Affiliates Employees’ Profit Sharing Plan provides benefits on death, disability or retirement for substantially all employees. Employees become eligible as of the June 1 or December 1 immediately following completion of six months of employment. The amount of contribution under the Plan is at the discretion of Skyline each year. The maximum contribution for any participant shall not exceed 12% of a participant’s basic compensation. Upon retirement, death or permanent total disability, a participant is entitled to all of the funds credited to his account. In case of termination of employment by resignation or discharge, the participant is entitled to a percentage of the amount credited to his account, ranging from 0% after one year of employment to 100% after seven years. Forfeitures resulting from any employee’s termination of employment prior to full vesting will be used to reduce employer contributions. Net investment earnings or net losses for each fiscal year are allocated to the account of each participant in the same ratio as the participant’s account balance bears to the total account balances of all participants. Skyline reserves the right to modify, amend or terminate the Plan. In the event of termination of the plan, the entire amount theretofore contributed under the Plan must be paid to participants or their beneficiaries and under no circumstances reverts to Skyline.

      Under an insurance plan, payments would be made to the below named executive officers and two former executive officers, and executive officers as a group, for a period of 10 years upon retirement from Skyline at age 60, 62 or later, in the following annual amounts: Thomas G. Deranek, $75,000; William H. Murschel, $75,000; Terrence M. Decio, $75,000; James R. Weigand, $60,000; Christopher R. Leader, $60,000; Arthur J. Decio, $100,000; and Ronald F. Kloska, $100,000; and all current and former executive officers as a group, consisting of 9 individuals, $645,000. Under the same insurance plan, in the event of the death of any of these individuals while employed by Skyline, payments would be made for a period of 10 years in the annual amounts hereinafter specified to the beneficiaries of the following individuals and group: Thomas G. Deranek, $75,000; William H. Murschel, $75,000; Terrence M. Decio, $75,000; James R. Weigand, $40,000; Christopher R. Leader, $40,000; Arthur J. Decio, $100,000; and Ronald F. Kloska, $100,000 and 2 other executive officers, totaling 9 individuals, $575,000. Skyline is the owner and beneficiary of policies insuring the lives of all these individuals in the total amount of $5,012,000.

      In addition, in the event of the death of Arthur J. Decio, whether before or after his retirement from Skyline, Skyline has agreed to pay his survivor(s) the sum of $2,700,000, which at the present income tax rates, would result in after tax cost to Skyline of approximately $1,620,000. Skyline is the owner and beneficiary of policies insuring Arthur J. Decio’s life in the amount of $1,700,000.

      The appreciation in cash surrender value of all of the above-described insurance policies is such that there is no current cost to Skyline for their maintenance.

Compensation Committee Interlocks and Insider Participation

      The following persons served as members of the Governance and Compensation Committee (the “Compensation Committee”) of Skyline’s Board of Directors during the fiscal year ended May 31, 2003: Andrew J. McKenna, Jerry Hammes, William H. Lawson and David T. Link. Arthur J. Decio is the Chairman of the Board of Skyline, and is a member of the Board of Directors of Schwarz. Andrew J. McKenna is an executive officer of Schwarz.

Report of the Governance and Compensation

Committee (the “Compensation Committee”)
on Executive Compensation

      The compensation of Skyline’s executive officers is determined by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a director who is not an employee of Skyline or any of its affiliates. The following report with respect to compensation paid to Skyline’s executive officers for the fiscal year ended May 31, 2003 is furnished by the Compensation Committee.

      General Policies. Skyline’s compensation programs are intended to enable Skyline to attract, motivate, reward and retain the executive management talent required to achieve corporate objectives. It is Skyline’s policy to reward exceptional performance and contributions to the development of Skyline’s business. To attain these objectives, Skyline’s executive compensation program includes a competitive base salary coupled with the opportunity to participate in a bonus pool which is created based on the performance of Skyline’s business. The Governance and Compensation Committee (the “Compensation Committee”) establishes the base salaries and discretionary bonuses which will be paid to Skyline’s executive officers for each fiscal year. In setting salaries and bonuses, the Compensation Committee takes into account several factors, including compensation paid by competitors and other industries’ compensation data as well as qualitative factors bearing on an individual’s experience, responsibilities, management and job performance. The Compensation Committee evaluates the contributions to Skyline’s overall performance during the last fiscal year, leadership, effectiveness and commitment of all executive officers, including the Chief Executive Officer. For the fiscal year ended May 31, 2003, each of the executive officers received a bonus, in the amounts set forth above in the executive compensation table.

      Salaries. Salary levels for executive officer positions are set so as to reflect the duties and level of responsibilities inherent in the position and current economic conditions relating to Skyline’s business. Comparative salaries paid by other companies in the industries in which Skyline does business are considered in establishing the salary level for a given position. The Compensation Committee does not, however, target a specific percentile range within the comparative group in setting salaries of Skyline’s executive officers. The particular qualifications and level of experience of the individual holding the position are also considered in establishing a salary level when the individual is first appointed to a given position.

      Bonus. Skyline provides executive officers the opportunity to earn an annual incentive bonus based on an evaluation of the executive’s individual performance and Skyline’s performance. No executive officer is automatically entitled to a bonus or a bonus in any particular amount. In considering bonuses for executives other than Arthur J. Decio, the Compensation Committee consults with the Chairman of the Board.

      Other. In addition, the executive officers participate in a profit sharing program and insurance and other plans described above providing payments on death or retirement.

      Compensation of Chief Executive Officer (“CEO”). In setting the base salary and bonus for Skyline’s CEO, for the fiscal year ended May 31, 2003, the Compensation Committee considered the same factors as with other executive officers of Skyline. The Compensation Committee believes the CEO’s compensation was fully supported by those standards.

Andrew J. McKenna, Chairman
Jerry Hammes
William H. Lawson
David T. Link

Being all the members of Skyline’s
Governance and Compensation Committee
(the “Compensation Committee”)

PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN* AMONG SKYLINE CORPORATION, S & P 500 INDEX AND PEER GROUP**

*	Notes:

Assumes initial investment of $100 on May 31, 1998 and compares the return on that investment through May 31, 2003.

For comparison purposes, Total Return assumes reinvestment of dividends, although Skyline has no dividend reinvestment plan.

Total Return is based on market capitalization.

**	This self constructed peer group consists of the following companies:

Champion Enterprises, Inc.
Coachmen Industries, Inc.
Fleetwood Enterprises, Inc.
Liberty Homes, Inc.
Thor Industries, Inc.

The returns for each member of this peer group have been weighted according to that company’s respective stock market capitalization.

INDEPENDENT PUBLIC AUDITORS

      Skyline’s independent public accounting firm is PricewaterhouseCoopers LLP. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

      Any proposal submitted for inclusion in Skyline’s Proxy Statement and form of proxy for the 2004 Annual Meeting of Shareholders must be received at the address shown above on or before April 3, 2004.

MISCELLANEOUS

      As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the annual meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxies named in the enclosed proxy to take such action as shall be in accordance with their best judgment.

      The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying material, will be paid by Skyline. Skyline expects to pay approximately $6,500 to Georgeson Shareholder Communications, Inc. as compensation for the solicitation of proxies, and may reimburse brokers and others for their expense for sending proxy material to principals for the purpose of obtaining signed proxies. In addition, solicitation may be by mail, telephone, telefax and personal interview by regularly engaged officers of Skyline who will not be additionally compensated therefor.

      Shareholders are respectfully requested to date, sign and return promptly the enclosed proxy in the enclosed envelope. No postage is required if mailed in the United States.

By Order of the

Board of Directors

Samuel S. Thompson

General Counsel and
Secretary

Exhibit A

CHARTER OF THE AUDIT COMMITTEE

OF
THE BOARD OF DIRECTORS
OF
SKYLINE CORPORATION

       The Audit Committee shall consist of at least three (3) directors, all of whom are independent (as defined in Section 17 of the Code of Federal Regulations) of management of the Corporation and any of its subsidiaries and free from any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of independent judgment respecting the matters over which the Committee is given authority.

      The members of the Audit Committee shall be elected annually by the Board of Directors in connection with the annual meeting of the board. Members shall be elected by the Board of Directors with due regard to such member’s training in, or experience with, accounting and financial reporting issues. Members of the Committee may be removed, and vacancies on the Committee may be filled by the Board of Directors in accordance with the Code of By-laws of the Corporation. The Chairman of the Audit Committee may be designated by the Board of Directors and, in the absence of such designation, may be elected by the Audit Committee from among their members.

      The Audit Committee shall assist the Board of Directors to oversee the Corporation’s financial reporting processes, its internal financial control structures and its internal and external financial audit processes. The Audit Committee shall facilitate communication on Financial Matters (defined below) among the Board of Directors, management, the Corporation’s internal audit department and the Corporation’s independent auditors.

      The Audit Committee has oversight authority over the following matters (collectively referred to herein as “Financial Matters”):

•	The quality, accuracy and integrity of the Corporation’s annual financial statements, including footnotes and related disclosures.

•	The quality, scope and procedures of the independent auditors’ audits of the Corporation’s financial statements.

•	The quality, appropriateness and implementation of the Corporation’s significant accounting policies.

•	Audit conclusions respecting significant estimates and adjustments.

•	The disclosure, treatment or resolution of any material weakness in financial reporting or controls or reportable conditions identified by management, the internal audit department or the independent auditors.

•	The quality, adequacy and appropriateness of the Corporation’s internal financial control structures, including any circumstances in which such controls may be overridden or compromised.

•	The quality, adequacy and appropriateness of the Corporation’s internal auditing processes.

•	Disagreements among management, the internal audit department or the independent auditors.

•	The assessment of material risks or contingencies that may affect the Corporation’s financial reporting including the risk of liability associated with litigation or noncompliance with law.

•	The Corporation’s compliance with legal and regulatory requirements.

•	The preparation of such reports as may be required by SEC rules.

•	Such other matters affecting the quality, integrity or accuracy of the Corporation’s financial reporting as the Committee deems relevant to any of the forgoing matters.

Authority Respecting Independent Auditors

       The Audit Committee has the following specific authority and direct responsibility respecting the independent auditors:

(a)	The engagement or dismissal of the independent auditors. The Corporation shall not engage or dismiss its independent auditors without the action of the Audit Committee or the Board of Directors.

(b)	To direct the independent auditors to meet with the Audit Committee from time to time, separately or in the presence of management or others, to discuss Financial Matters or to prepare and submit reports to the Committee respecting Financial Matters.

(c)	To require the independent auditors to report to the Audit Committee on matters that may be deemed to affect the independence of the independent auditors, including any management consulting services provided, or proposed to be provided, by the independent auditors for the Corporation or its affiliates and the fees paid or proposed to be paid for such services; to assess the effect of the forgoing on the independence of the independent auditors and the appearance of propriety of the forgoing and to direct management to take action in respect of such matters.

(d)	To take action to resolve any disagreement respecting accounting principles, the implementation or application of such principles or Financial Matters between management and the independent auditors. The auditors will report directly to the Audit Committee.

Authority Respecting The Internal Audit Department

       The Audit Committee has the following specific authority respecting the internal audit department:

(a)	To elect or remove the director of internal audit or to refer the election or removal of the director of internal audit for action by the Board of Directors, with or without an affirmative or negative recommendation.

(b)	To assess the quality, adequacy and appropriateness of the plan for the Corporation’s internal auditing processes, and, in the Committee’s discretion, from time to time or upon request, to approve or disapprove such plan or to approve or disapprove any changes therein.

(c)	To direct the director of internal audit to meet with the Audit Committee or the Board of Directors from time to time, separately or in the presence of the independent auditors, management or others, to discuss Financial Matters or to prepare and submit reports to the Committee respecting Financial Matters.

(d)	To direct management, the director of internal audit, the Corporation or the independent auditors to take such action as the Committee may deem necessary or appropriate to address any issues identified by any of such parties regarding significant internal audit findings, difficulties encountered in carrying out internal audit procedures, or any management override of internal control mechanisms.

Authority Over Management Activities

Relating To Financial Matters

       The Audit Committee has the following specific authority over the activities of management in Financial Matters.

(a)	To direct the chief financial officer or other members of management to meet with the Audit Committee or the Board of Directors from time to time, separately or in the presence of the independent auditors, the director of internal audit or others, to discuss Financial Matters or to prepare and submit reports to the Committee respecting Financial Matters.

(b)	To assess the quality, adequacy and appropriateness of the accounting principles and policies implemented and applied by the Corporation and the quality, integrity and accuracy of the Corporation’s financial reporting, and, in the Committee’s discretion, from time to time or upon request, to approve or disapprove such principles or policies or to approve, disapprove or mandate any changes therein.

Investigations Procedure for

Handling Complaints and Obtaining Advice

       The Audit Committee has authority to require investigations and to obtain advice respecting the Corporation’s Financial Matters and the Committee’s exercise of its authority, as the Committee deems necessary or appropriate. Without limiting the forgoing, the Committee has authority to direct management, including the Corporation’s counsel, the independent auditors and the director of internal audit to investigate any Financial Matters and related issues and to provide reports to the Committee respecting such investigation. The Committee has authority to meet with the Corporation’s counsel, to obtain advice respecting the exercise of the Committee’s authority and to direct such counsel to investigate such legal issues relating to Financial Matters and to report to the Committee regarding same, as the Committee deems necessary or appropriate. The Committee has authority to engage independent advisors whom the Committee may designate to provide advice and guidance to the Committee respecting the exercise of its authority and issues relating to Financial Matters as the Committee deems necessary or appropriate, including, without limitation, independent legal counsel, and independent financial advisors which may include investment banking firms or accounting firms, other than the independent auditors. The

Committee has authority to meet separately with, and to receive private and, where appropriate, privileged, written or oral communications from any of such advisors. The Committee shall establish procedures for receiving and handling complaints received by the Corporation regarding internal accounting controls or audit matters and procedures for anonymous submission of complaints by employees regarding questionable accounting or audit matters.

Procedural Matters

       The Audit Committee shall meet from time to time at the call of its Chairman or at the direction of the Board of Directors. The Committee shall meet at least four (4) times per year. The Chairman of the Audit Committee shall call a meeting of the Committee upon the request of any member of the Committee or the Chairman of the Board of Directors. The provisions of the Code of By-laws of the Corporation respecting notice of meetings and for action to be taken by the Board of Directors shall apply to meetings and actions of the Audit Committee.

      The Chairman of the Audit Committee shall report on the activities of the Committee to the Board of Directors from time to time upon request of the Chairman of the Board of Directors or of the Board of Directors.

      ADOPTED BY THE BOARD OF DIRECTORS this 26th day of March, 2003.